CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.01 per share	27,708,653	$21.50	$595,736,039.50	$33,242.07

(1)	Calculated pursuant to Rule 457(r) under the Securities Act.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-159311

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2009)

27,708,653 SHARES

MSCI INC.

CLASS A COMMON STOCK

The selling stockholder identified in this prospectus supplement is offering 27,708,653 shares of class A common stock of MSCI Inc. The selling stockholder will receive all net proceeds from the sale of the shares of our class A common stock in this offering.

MSCI Inc.’s class A common stock is listed on the New York Stock Exchange under the symbol “MXB.” The last reported sale price of MSCI Inc.’s class A common stock on the New York Stock Exchange on May 18, 2009 was $23.48 per share.

Investing in the class A common stock involves risks. See “Risk Factors” on page S-5.

PRICE $21.50 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholder
Per Share	$21.50	$0.80625	$20.69375
Total	$595,736,039.50	$22,340,101.48	$573,395,938

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on May 22 , 2009.

MORGAN STANLEY

William Blair & Company
Citi
Keefe, Bruyette & Woods
Merrill Lynch & Co.
UBS Investment Bank

Brean Murray, Carret & Co.
Fox-Pitt Kelton Cochran Caronia Waller
JMP Securities

May 19, 2009

This prospectus supplement updates information in the prospectus dated May 18, 2009. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

This prospectus supplement incorporates by reference important information. You should read the information incorporated by reference before deciding to invest in shares of our class A common stock and you may obtain this information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” appearing below. All references in this prospectus supplement to “MSCI,” the “company,” “we,” “us” and “our” refer to MSCI Inc.

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We and the selling stockholder have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement. The selling stockholder is offering to sell, and seeking offers to buy, shares of class A common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We own or have rights to use trademarks, trade names and service marks that we use in conjunction with the operation of our business, including, but not limited to: @CREDIT, @ENERGY, @INTEREST, ACWI, Aegis, Alphabuilder, Barra, Barra One, BarraOne, Cosmos, EAFE, FEA, GICS, IndexMap, Market Impact Model, MSCI, ProStorage, StructureTool, TotalRisk, VaRdelta and VaRworks. All other trademarks, trade names and service marks included in this prospectus supplement are the property of their respective owners.

i

NOTICE TO INVESTORS

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of class A common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of class A common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of shares of class A common stock in any Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (2003/71/EC) (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of shares of class A common stock. Accordingly any person making or intending to make any offer within the EEA of shares of class A common stock which are the subject of the placement contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for MSCI Inc. or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither MSCI Inc. nor the underwriters have authorized, nor do they authorize, the making of any offer (other than permitted public offers) of shares of class A common stock in circumstances in which an obligation arises for MSCI Inc. or the underwriters to publish a prospectus for such offer.

ii

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to invest in our class A common stock. You should read this entire prospectus supplement carefully, including the information incorporated by reference in this prospectus supplement. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, incorporated by reference herein.

MSCI

The Company

We are a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics for use by institutions in managing equity, fixed income and multi-asset class portfolios. Our flagship products are our international equity indices marketed under the MSCI brand and our equity portfolio analytics marketed under the Barra brand. Our products are used in many areas of the investment process, including portfolio construction and optimization, performance benchmarking and attribution, risk management and analysis, index-linked investment product creation, asset allocation, investment manager selection and investment research.

Our clients include asset owners such as pension funds, endowments, foundations, central banks and insurance companies; institutional and retail asset managers, such as managers of pension assets, mutual funds, exchange traded funds (“ETFs”), hedge funds and private wealth; and financial intermediaries such as broker-dealers, exchanges, custodians and investment consultants. As of February 28, 2009, we had approximately 3,100 clients across 61 countries. We had 21 offices in 15 countries to help serve our diverse client base, with approximately 51% of our revenue from clients in the Americas, 32% in Europe, the Middle East and Africa (“EMEA”), 10% in Japan and 7% in Asia-Pacific (not including Japan), based on revenues for the three months ended February 28, 2009.

Our principal sales model is to license annual, recurring subscriptions to our products for use at specified locations by a given number of users for an annual fee paid up front. The substantial majority of our revenues comes from these annual, recurring subscriptions. Over time, as their needs evolve, our clients often add product modules, users and locations to their subscriptions, which results in an increase in our revenues per client. Additionally, a significant source of our revenues comes from clients who use our indices as the basis for index-linked investment products such as ETFs. These clients commonly pay us a license fee based on the investment product’s assets. We also generate a limited amount of our revenues from certain exchanges that use our indices as the basis for futures and options contracts and pay us a license fee based on their volume of trades.

Share Conversion

We have two classes of common stock outstanding. As of the date of this prospectus supplement, Morgan Stanley owns 27,708,653.79 shares of our class B common stock, which represents approximately 65.7% of the combined voting power of all classes of voting stock. As of April 30, 2009, we had 72,391,427 shares of class A common stock outstanding, representing approximately 34.3% of the combined voting power of all classes of voting stock. Our class A common stock generally has fewer votes per share than our class B common stock. See “Description of MSCI Capital Stock—Common Stock—Voting Rights” in the accompanying prospectus.

Morgan Stanley is selling class A common stock in this offering because its class B common stock will automatically convert into shares of our class A common stock when sold pursuant to this offering. See “Description of MSCI Capital Stock—Common Stock—Conversion” in the accompanying prospectus. Upon completion of this offering, Morgan Stanley will cease to own any shares of our class B common stock. Accordingly, upon completion of this offering we will have only one class of outstanding capital stock: class A common stock.

RELATIONSHIP WITH MORGAN STANLEY

Following the completion of this offering, Morgan Stanley will no longer own any shares of our common stock and therefore will cease to own a majority of the total voting power of our common stock. This change in Morgan Stanley’s ownership interest will affect certain of the rights, obligations and provisions contained in our agreements with Morgan Stanley and organizational documents, each as further described below.

Agreements with Morgan Stanley

Services Agreement

Our amended and restated services agreement with Morgan Stanley pursuant to which Morgan Stanley agreed to provide, directly or indirectly through its subsidiaries or subcontractors, services in the areas of human resources, information technology, accounting, legal and compliance, tax, office space leasing, corporate services, treasury and other services will terminate within six months of the completion of this offering. Since our initial public offering we have invested in expanding our own administrative functions and have replaced substantially all of these services ourselves or through third parties.

License Agreement

Our amended trademark license agreement with Morgan Stanley, which grants us an exclusive royalty-free license to use the Morgan Stanley trademark “Morgan Stanley Capital International,” will terminate upon completion of this offering. We have already transitioned our marketing to the “MSCI” trademark and no longer use the “Morgan Stanley Capital International” trademark. We own the “MSCI” trademark and plan to continue to use it after this offering.

Separation Agreement

In connection with this offering, we will enter into a separation agreement with Morgan Stanley pursuant to which we will agree to settle all intercompany amounts owed between us and Morgan Stanley within 90 days of the closing of this offering. Additionally, while we have obtained our own insurance policies and are now excluded from Morgan Stanley’s insurance policies, the separation agreement will also govern certain insurance matters between us and Morgan Stanley. We do not expect this agreement to materially increase our expenses.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with Morgan Stanley, which will govern certain employee related matters associated with our separation from Morgan Stanley. We do not expect this to have a material impact on our results of operations.

Shareholders Agreement

Our amended and restated shareholder agreement with Morgan Stanley will terminate upon completion of this offering (except for certain indemnification provisions), including (i) Morgan Stanley’s right to purchase additional shares of class B common stock and appoint additional directors to our board of directors and (ii) certain restrictions on our actions, including restrictions on our ability to repurchase or redeem shares of our outstanding capital stock.

Tax Sharing Agreement

Prior to May 2, 2008, we filed federal income tax returns and certain other income tax returns with Morgan Stanley on a consolidated, combined or unitary basis under the provisions of our tax sharing agreement with Morgan Stanley. After May 2, 2008, we continued to file only certain state and local income tax returns with Morgan Stanley on such basis. As a result of this offering, we will no longer file any federal, state or foreign tax returns with Morgan Stanley on a consolidated, combined or unitary basis. We do not expect a material difference in our tax expense as a result of filing all of our tax returns on a separate stand-alone basis.

Organizational Documents

Morgan Stanley’s ceasing to own at least 50% of the aggregate voting power of our outstanding voting stock following the completion of this offering will change certain of the corporate governance provisions set forth in our organizational documents.

•

Section 203 of the DGCL: We will be governed by the “business combination” provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who acquires more than 15% but less than 85% of all classes of our outstanding voting stock without the approval of our board of directors from merging or combining with us for a period of three years, unless the merger or combination is approved by a two-thirds vote of the shares not owned by such person.

•

Limits on written consents: Any action required or permitted to be taken by our shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of preferred stock.

Board Composition

Three members of our seven person board of directors, including our lead director, are employees of Morgan Stanley. We expect that one of the Morgan Stanley directors, Kenneth deRegt, will resign from our board of directors upon completion of this offering. The other two Morgan Stanley directors will remain on the board for a transition period after the completion of this offering. We expect to fill any vacancies on the board with individuals that meet the independence requirements of the NYSE.

In addition, upon completion of this offering we will no longer qualify as a “controlled company” for purposes of the exemptions from the NYSE corporate governance standards. As a result, we will be required to have at least one independent director on our nominating and compensation committees upon completion of this offering, a majority of independent directors on those committees within 90 days after the completion of this offering, and fully independent nominating and compensation committees and a majority independent board within one year of the completion of this offering. In order to be in compliance with these requirements upon completion of this offering, Rodolphe M. Vallee was appointed to our nominating and corporate governance committee. In addition, Benjamin F. duPont was appointed to our compensation committee on May 17, 2009. As a result, one member of our nominating and corporate governance committee and two of the four members of our compensation committee are independent. We intend to appoint additional directors meeting the NYSE independence requirements within the time periods required by the NYSE corporate governance standards.

THE OFFERING

Class A common stock offered by the selling stockholder	27,708,653 shares

Common stock outstanding before this offering:

Class A common stock	72,391,427 shares

Class B common stock	27,708,653.79 shares

Total	100,100,080.79 shares

Common stock outstanding immediately after this offering:

Class A common stock	100,100,080 shares

Class B common stock	0 shares

Total	100,100,080 shares

Use of proceeds	The selling stockholder will receive all net proceeds from the sale of the shares of our class A common stock in this offering. MSCI will not receive any of the proceeds from the sale of shares of our class A common stock by the selling stockholder.

Dividend policy	We do not intend to pay dividends on our class A common stock (the “common stock”). See “Dividend Policy.”

Controlling shareholder	Currently, Morgan Stanley owns 100% of the outstanding shares of our class B common stock. Upon completion of this offering, Morgan Stanley will cease to own any shares of our common stock. For information regarding the relationship between Morgan Stanley and us, see “Summary—Relationship with Morgan Stanley.”

Risk factors	You should read the “Risk Factors” section of this prospectus supplement for a discussion of factors that you should consider carefully before deciding to invest in shares of our class A common stock.

New York Stock Exchange symbol	“MXB”

Unless we indicate otherwise, all information in this prospectus supplement excludes 12,857,709 shares of class A common stock reserved for issuance pursuant to our equity incentive compensation plan and our independent directors’ equity compensation plan.

RISK FACTORS

Investing in our class A common stock involves a high degree of risk. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and incorporated by reference herein before deciding to invest in shares of our class A common stock. In particular, we urge you to consider carefully the factors set forth under the headings “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, incorporated by reference herein.

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of the shares of our class A common stock in this offering. We will not receive any of the proceeds from the sale of shares of our class A common stock by the selling stockholder.

DIVIDEND POLICY

We do not intend to pay any dividends in the foreseeable future and intend to retain all available funds for use in the operation and expansion of our business, including growth through acquisitions. In addition, our Credit Facility contains restrictions on the payment of dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2009, each incorporated by reference herein.

PRICE RANGE OF CLASS A COMMON STOCK

Our class A common stock has traded on the New York Stock Exchange under the symbol “MXB” since November 15, 2007. The following table sets forth the high and low intraday sales prices per share of our common stock, as reported by the New York Stock Exchange, for the periods indicated.

	Price Range
	High	Low
2007
Quarter ended November 30, 2007(1)	$29.49	$22.06
2008
Quarter ended February 29, 2008	38.40	24.74
Quarter ended May 31, 2008	37.75	23.29
Quarter ended August 31, 2008	38.05	28.05
Quarter ended November 30, 2008	30.01	11.06
2009
Quarter ended February 28, 2009	18.81	14.20
Quarter ending May 31, 2009 (through May 18 , 2009)	24.08	12.61

(1)	Our class A common stock began trading on November 15, 2007.

The closing sale price of our class A common stock, as reported by the New York Stock Exchange, on May 18, 2009 was $23.48. As of March 31, 2009, there were approximately 28 holders of record of our class A common stock.

Our class B common stock is neither listed nor publicly traded. As of March 31, 2009, there was one holder of record of our class B common stock. Upon completion of this offering there will be no outstanding shares of class B common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of February 28, 2009:

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto set forth in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and our Quarterly Report on Form 10-Q for the quarter ended February 28, 2009, each incorporated by reference.

As of February 28, 2009
(in thousands, except share and per share amounts)
Cash and cash equivalents	$276,881

Total debt	$396,274
Shareholders’ equity:
Class A common stock, $0.01 par value per share, 500 million shares authorized, 72,394,375 shares issued and 72,364,734 shares outstanding; class B common stock, $0.01 par value, 250 million shares authorized, 27,708,653.79 shares issued and outstanding(1)	1,001
Treasury stock, 29,641 shares	(791)
Additional paid-in capital	302,292
Accumulated other comprehensive income	(8,260)
Retained earnings	18,936

Total shareholders’ equity	313,178

Total capitalization	$709,452

(1)	As of April 30, 2009 there were 72,391,427 shares of our class A common stock outstanding. Upon completion of this offering there will be 100,100,080 shares of our class A common stock issued and outstanding; and zero shares of our class B common stock issued and outstanding.

PRINCIPAL AND SELLING STOCKHOLDER

Currently, Morgan Stanley owns 27,708,653.79 shares, or 100% of our outstanding class B common stock, of which 27,708,653 shares are being offered for sale and sold by Morgan Stanley pursuant to this prospectus supplement and which will automatically convert into class A common stock when sold pursuant to this prospectus supplement. Upon completion of this offering, Morgan Stanley will cease to own any shares of our common stock.

From time to time, affiliates of Morgan Stanley have provided, and continue to provide, investment banking and other services to MSCI. See “Relationship with Morgan Stanley” herein and “Business—Arrangements Between Morgan Stanley and Us” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008, incorporated by reference herein. The shares of class A common stock offered for sale pursuant to this prospectus supplement may be offered by and for the account of Morgan Stanley and any pledgees, donees, assignees and transferees or successors-in-interest of Morgan Stanley.

The principal executive offices of Morgan Stanley are located at 1585 Broadway, New York, New York, 10036.

The following table sets forth information regarding the ownership of class B common stock and class A common stock of the selling stockholder and the shares of our class A common stock being offered for sale under this prospectus supplement by the selling stockholder. The number of shares outstanding and the percentages of beneficial ownership are based on 27,708,653.79 shares of class B common stock and 72,391,427 shares of class A common stock issued and outstanding as of April 30, 2009.

	Common Stock Owned Before the Offering					Number of Shares of Class A Common Stock That May Be Offered Hereby		Common Stock To Be Owned After the Offering
	Class A Common Stock		Class B Common Stock					Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Number	Percent	Number	Percent				Number	Percent	Number	Percent
Morgan Stanley	—	—	27,708,653.79	100	%(1)	27,708,653	(2)	—	—	—	—

(1)	Represents approximately 65.7% of the combined voting power of all classes of common stock.
(2)	The remaining .79 shares of class A common stock held by Morgan Stanley will be purchased for cash and cancelled by MSCI Inc.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. federal income and estate tax considerations that may be relevant to you if you become a beneficial owner of our class A common stock and you are not a citizen or resident of the United States, a U.S. domestic corporation, or a person that would otherwise be subject to U.S. federal income tax on a net income basis in respect of such common stock. The summary deals only with shares of class A common stock that will be held as capital assets and does not purport to deal with all possible tax consequences of purchasing, owning, and disposing of our class A common stock. In particular, the summary does not address the tax consequences that may be applicable to persons in special tax situations, including persons that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment or persons who hold more than 5% of our common stock. You should consult your own tax advisers about the tax consequences of the purchase, ownership, and disposition of our class A common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of any changes in applicable tax laws.

Dividends

Any dividends that you receive with respect to our class A common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefits of an income tax treaty, you will generally be required to provide a certification of your entitlement to treaty benefits on IRS Form W–8BEN.

Sale, Exchange, or Other Disposition

Any gain that you realize upon a sale, exchange, or other disposition of our class A common stock will generally not be subject to U.S. federal income tax unless you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Proposed Legislation

The Obama Administration has recently proposed legislation that would limit the ability of non-U.S. investors to claim relief from U.S. withholding tax in respect of dividends paid on stock issued by U.S. corporations, if such investors hold the stock through a non-U.S. intermediary that is not a “qualified intermediary.” The Administration’s proposals also would impose a withholding tax on the gross proceeds of the sale of securities effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information provision. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor’s actual tax liability. The full details of these proposals have not yet been made public, although the Administration’s summary of the proposals indicates that they are not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, these proposals may be enacted. You are encouraged to consult your own tax advisers regarding the possible implications of the Administration’s proposals on your income in respect of the class A common stock.

Estate Tax

If you are an individual, shares of our class A common stock that you own or are treated as owning at the time of your death will be included in your gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty otherwise provides.

Backup Withholding

In general, you will not be subject to any U.S. federal backup withholding tax on dividends that you receive with respect to our class A common stock if you provide a certification of your status as a non-U.S. person on

IRS Form W-8BEN or otherwise establish an exemption. In addition, no backup withholding will generally be required with respect to the proceeds of a sale of our class A common stock that you make within the United States or through certain U.S. and U.S.-related financial intermediaries if the payor receives such a certification or you otherwise establish an exemption. If you do not provide a certification of your status as a non-U.S. person on IRS Form W-8BEN or otherwise establish an exemption, U.S. federal backup withholding tax will apply to such dividends and sales proceeds. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITERS

Under the expected terms and subject to the conditions contained in an underwriting agreement to be dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as sole representative, have severally agreed to purchase, and the selling stockholder has agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	22,358,114
William Blair & Company, L.L.C.	662,238
Citigroup Global Markets Inc.	662,238
Keefe, Bruyette & Woods, Inc.	662,238
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	662,238
UBS Securities LLC	662,238
Brean Murray, Carret & Co., LLC	266,003
Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC	266,003
JMP Securities LLC	266,003
BNY Mellon Capital Markets, LLC	206,890
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	206,890
Keybanc Capital Markets Inc.	206,890
PNC Capital Markets, LLC	206,890
Suntrust Robinson Humphrey	206,890
Wachovia Capital Markets, LLC	206,890

Total	27,708,653

The underwriters are offering the shares of class A common stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of class A common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of class A common stock offered by this prospectus supplement if any such shares are taken.

The underwriters initially propose to offer part of the shares of class A common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.484 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

Our class A common stock is listed on the New York Stock Exchange under the symbol “MXB.”

We, our executive officers, certain of our directors and certain of our stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, subject to certain exceptions, we and they will not, during the period ending 60 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the above paragraph do not apply to:

•

transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after completion of this offering; provided that no filing under the Exchange Act shall be required or shall be voluntarily made in connection with such transaction (other than a filing on Form 4 after the expiration of the lock-up period or on a Form 5 made when required);

•	the sale of shares of class A common stock to the underwriters pursuant to this offering;

•	shares issued upon the exercise of options granted under employee stock option plans existing as of the date of this prospectus supplement;

•	grants of employee stock options or restricted stock in accordance with the terms of a plan in effect on the date of this prospectus supplement;

•

up to 10,006,989 shares (or options, warrants or convertible securities relating to common shares) issued in connection with bona fide mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions, provided that the shares (or options, warrants or convertible securities relating to the common shares) so issued are subject to the restrictions described above for the remainder of the 60-day restricted period and possible extension of such period described below;

•

the transfer of shares of common stock by any person other than us (i) pursuant to a will, other testamentary document or applicable laws of descent, (ii) as a bona fide gift, (iii) to a family member or trust or (iv) to any affiliates; provided that, in each case, the transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 4 after the expiration of the lock-up period or on a Form 5 made when required) and such transfer does not involve a disposition for value;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period; and

•	the issuance of class A common stock upon conversion of outstanding shares of class B common stock.

Additionally, our executive officers and certain of our directors have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 60 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of class A common stock or any security convertible into or exercisable or exchangeable for class A common stock.

The following table shows the per share and total underwriting discounts and commissions the selling stockholder is to pay to the underwriters in connection with this offering.

Paid by Selling Stockholder
Per Share	$0.80625
Total	$22,340,101.48

In order to facilitate the offering of the class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of class A common stock in the open market to stabilize the price of the class A common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the class A common stock in the offering, if the syndicate repurchases previously distributed class A common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the class A common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, Morgan Stanley & Co. Incorporated and some of the other underwriters have provided, and continue to provide, investment banking services to MSCI. On November 14, 2007, we entered into the Credit Facility with certain affiliates of Morgan Stanley & Co. Incorporated and some of the other underwriters. See “Business—Arrangements Between Morgan Stanley and Us—Credit Facility” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2008. We engaged an affiliate of Morgan Stanley & Co. Incorporated and Banc of America Securities LLC as joint lead arrangers for the Credit Facility.

The underwriters have agreed to reimburse MSCI and the selling stockholder for certain of their expenses incurred in connection with the offering of the common stock.

The estimated offering expenses, in addition to any underwriting discounts and commissions that will be paid by the selling stockholder, are approximately $1.0 million, which includes legal, accounting and printing costs and various other fees associated with registering the class A common stock. Pursuant to our amended and restated shareholders agreement with Morgan Stanley, Morgan Stanley has agreed to pay the registration expenses for this offering, which includes legal, accounting, printing and various other fees associated with registering the class A common stock.

MSCI, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Because MSCI Inc. and Morgan Stanley are affiliates of Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. Incorporated is deemed to have a “conflict of interest” under Rule 2720 of the Financial Industry Regulatory Authority (“FINRA”). When a FINRA member with a conflict of interest participates as an underwriter in a public offering, the FINRA rules generally require that the public offering price may be no higher than that recommended by a “qualified independent underwriter” as defined by FINRA. Because a bona fide independent market (as defined in Rule 2720 of the FINRA) exists for the class A common shares, a qualified independent underwriter is not required to be appointed; however, the offering will be conducted in accordance with all other applicable provisions of the FINRA rules. The underwriting compensation received in connection with this offering will not exceed 8% of the gross proceeds from the offering.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares of class A common stock to the public in that Member State prior to the publication of a prospectus in relation to the shares of class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant

Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares of class A common stock may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares of class A common stock to the public” in relation to any shares of class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/7l/EC and includes any relevant implementing measure in each Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the shares of class A common stock in circumstances in which Section 21(1) of such Act does not apply to the issuer and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of class A common stock in, from or otherwise involving the United Kingdom.

VALIDITY OF COMMON STOCK

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York and by Cleary Gottlieb Steen & Hamilton LLP, for the underwriters.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of MSCI Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph on the adoption of Statement of Financial Accounting Standards, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended February 28, 2009 and February 29, 2008 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Reports on Form 10-Q for the quarter ended February 28, 2009 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus supplement incorporates by reference the documents listed below and any future filings that MSCI makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed), until all the securities offered under this prospectus supplement are sold.

(a) Annual Report on Form 10-K for the fiscal year ended November 30, 2008, as filed with the SEC on January 29, 2009;

(b) Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2009, as filed with the SEC on April 3, 2009;

(c) Current Report on Form 8-K filed on January 6, 2009; and

(d) Proxy Statement on Schedule 14A (those portions incorporated by reference into our Form 10-K only), as filed with the SEC on February 20, 2009.

These filings and other documents may be inspected at our Internet site at www.mscibarra.com. You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, MSCI Inc., 88 Pine Street, New York, New York 10005, (212) 804-1583.

We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus supplement.

PROSPECTUS

MSCI INC.

Class A Common Stock, Debt Securities, Warrants, Purchase Contracts and Units

We may offer from time to time class A common stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more offerings.

Our class A common stock is listed on the New York Stock Exchange under the trading symbol “MXB.”

We will provide the specific terms of the securities in supplements to this prospectus.

We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, before you make your investment decision.

Investing in these securities involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “MSCI,” “the Company,” “we,” “us” and “our” refer to MSCI Inc. and its subsidiaries.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

MSCI INC.

We are a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics for use by institutions in managing equity, fixed income and multi-asset class portfolios. Our flagship products are our international equity indices marketed under the MSCI brand and our equity portfolio analytics marketed under the Barra brand. Our products are used in many areas of the investment process, including portfolio construction and optimization, performance benchmarking and attribution, risk management and analysis, index-linked investment product creation, asset allocation, investment manager selection and investment research.

Our clients include asset owners such as pension funds, endowments, foundations, central banks and insurance companies; institutional and retail asset managers, such as managers of pension assets, mutual funds, exchange traded funds (“ETFs”), hedge funds and private wealth; and financial intermediaries such as broker-dealers, exchanges, custodians and investment consultants. As of February 28, 2009, we had approximately 3,100 clients across 61 countries. We had 21 offices in 15 countries to help serve our diverse client base, with approximately 51% of our revenue from clients in the Americas, 32% in Europe, the Middle East and Africa (“EMEA”), 10% in Japan and 7% in Asia-Pacific (not including Japan), based on revenues for the three months ended February 28, 2009.

Our principal sales model is to license annual, recurring subscriptions to our products for use at specified locations by a given number of users for an annual fee paid up front. The substantial majority of our revenues comes from these annual, recurring subscriptions. Over time, as their needs evolve, our clients often add product modules, users and locations to their subscriptions, which results in an increase in our revenues per client. Additionally, a significant source of our revenues comes from clients who use our indices as the basis for index-linked investment products such as ETFs. These clients commonly pay us a license fee based on the investment product’s assets. We also generate a limited amount of our revenues from certain exchanges that use our indices as the basis for futures and options contracts and pay us a license fee based on their volume of trades.

Our principal executive offices are located at Wall Street Plaza, 88 Pine Street, New York, New York 10005 and our telephone number is (212) 804-3900. Our website address is www.mscibarra.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which they form a part.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended February 28,	For the Year Ended November 30,
Period ended	2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	5.68	5.07	14.90	283.58	44.40	50.07

The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding (1) income from continuing operations before income taxes and (2) interest expense (including amortization of any debt fees and any debt discount). Fixed charges were calculated by adding interest expense and the amortization of any debt fees and any debt discount.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that MSCI may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF MSCI CAPITAL STOCK

The following summary of the terms of the capital stock of MSCI is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the MSCI amended and restated certificate of incorporation and by-laws. Copies of the MSCI amended and restated certificate of incorporation and by-laws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where you can find more information” below.

General

Our authorized capital stock consists of 850,000,000 shares of stock, of which: (i) 500,000,000 shares are designated as class A common stock, par value $0.01 per share; (ii) 250,000,000 shares are designated as class B common stock, par value $0.01 per share and (iii) 100,000,000 shares are designated as preferred stock, par value $0.01 per share. As of April 30, 2009, there were 72,391,427 shares of class A common stock outstanding and 27,708,653.79 shares of class B common stock outstanding. Each of the class A common stock and class B common stock constitutes a series of common stock under the DGCL. A description of the material terms and provisions of our amended and restated certificate of incorporation affecting the relative rights of the class A common stock, the class B common stock and any preferred stock is set forth below.

Common Stock

Voting Rights

Except as provided by statute or resolution of our board of directors in connection with the issuance of preferred stock in accordance with our amended and restated certificate of incorporation, holders of the common stock have the sole right and power to vote on all matters on which a vote of shareholders is to be taken. The holders of class A common stock and class B common stock generally have identical rights, except that holders of class A common stock are entitled to one vote per share while holders of class B common stock are generally entitled to five votes per share on matters to be voted on by shareholders, with certain exceptions as provided by our amended and restated certificate of incorporation. For example, for purposes of approving a merger or consolidation, a sale of all or substantially all of our assets or a dissolution, each share of both class A common stock and class B common stock will have one vote only. Generally, the holders of a majority of the voting power of all classes of voting stock, in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except when amending or altering any provision of our amended and restated certificate of incorporation or by-laws so as to adversely affect the rights of one class or as otherwise required by Delaware law, matters to be voted on by shareholders must be approved by a majority of all votes cast on the matter by the holders of class A common stock and class B common stock voting as a single class at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock.

Dividends

We do not intend to pay any dividends on our common stock in the foreseeable future and intend to retain all available funds for use in the operation and expansion of our business, including growth through acquisitions. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends declared from time to time by the board of directors out of funds legally available therefor. In addition, our Credit Facility contains restrictions on the payment of dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, each incorporated by reference herein.

Conversion

Each share of class B common stock is convertible at the option of the holder into one share of class A common stock at any time prior to a tax-free distribution of the shares held by Morgan Stanley to its shareholders or securityholders (including a distribution in exchange for Morgan Stanley shares or securities) or another similar transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended, or any corresponding provision of any successor statute (a “Tax-Free Spin-Off”). In addition, prior to any Tax-Free Spin-Off, any share of class B common stock transferred to a person other than Morgan Stanley, Capital Group International, Inc. or their respective subsidiaries or affiliates, and any other transfer of such shares will result in the automatic conversion of those shares into shares of class A common stock without any action by the transferor or transferee.

Following any distribution of class B common stock to shareholders or securityholders of Morgan Stanley in a Tax-Free Spin-Off, shares of class B common stock will no longer be convertible into shares of class A common stock. Shares of class B common stock transferred to shareholders or securityholders of Morgan Stanley in a Tax-Free Spin-Off will not be converted into shares of class A common stock and, following a Tax-Free Spin-Off, shares of class B common stock will be transferable as class B common stock, subject to applicable laws.

Other Rights

In the event of any reorganization of us or a merger or share exchange of us with another corporation in which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of our common stock, regardless of class, will be entitled to receive with respect to each share held the same kind and amount of shares of stock and other securities and property, including cash.

In the event of liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of class A common stock that we may issue in the future will be, validly issued, fully paid and non-assessable.

Preferred Stock

The board of directors has the authority to issue 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend dates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock.

Certain Amended and Restated Certificate of Incorporation and By-Law Provisions

Opt-Out of Section 203 of the DGCL

We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL until such time as Morgan Stanley and its affiliates, in the aggregate, own less than 50% of the aggregate voting power of our outstanding voting stock, after which we will be governed by those provisions. Section 203 prohibits a person who acquires more than 15% but less than 85% of all classes of our outstanding voting stock without the approval of our board of directors from merging or combining with us for a period of three years, unless the merger or combination is approved by a two-thirds vote of the shares not owned by such person. These provisions would apply even if the proposed merger or acquisition could be considered beneficial by some shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our amended and restated by-laws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors.

Limits on Written Consents

Prior to a transaction or series of transactions which results in Morgan Stanley and its affiliates, in the aggregate, owning less than 50% of the aggregate voting power of our outstanding voting stock, the shareholders may amend our amended and restated certificate of incorporation in any manner as permitted by the DGCL.

Following Morgan Stanley and its affiliates, in the aggregate, owning less than 50% of the aggregate voting power of our outstanding voting stock, any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of preferred stock.

Limits on Special Meetings

Special meetings of the shareholders may be called at any time only by the secretary at the direction of the board of directors pursuant to a resolution adopted by the board of directors.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that we renounce any interest in the business opportunities of Morgan Stanley and of our directors who are affiliated with Morgan Stanley, other than directors employed by us, and that neither our directors affiliated with Morgan Stanley, other than directors employed by us, nor Morgan Stanley have any obligation to offer us those opportunities. Morgan Stanley and any of our directors who are affiliated with it other than directors employed by us may, in the past, present or future, carry out and engage in any and all activities associated with any business, including, without limitation, principal investments and underwriting (including investments in and underwriting of, securities of entities directly or indirectly involved in any aspect of the financial services industry, including, without limitation, our direct competitors), trading, brokerage, agency, financing, derivatives, foreign exchange and asset management activities. Morgan Stanley and any of our directors affiliated with Morgan Stanley, other than directors employed by us, may (i) purchase and hold long or short positions, otherwise make investments, trade or otherwise effect transactions, for their own account or the account of their clients, in the debt or equity securities or loans of entities that may directly or indirectly compete with any or all of our business; and (ii) provide financial advice to our direct and indirect competitors.

Amendments to our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of shareholders. Any amendment to our by-laws requires the approval of either a majority of our board of directors or holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Listing

Our class A common stock has been approved for listing on the New York Stock Exchange under the symbol “MXB.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is Mellon Investor Services LLC.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities that are sold may be exchangeable for and/or convertible into class A common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the Indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of MSCI, the trustees, the warrant agents, the unit agents or any other agent of MSCI, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

MSCI and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by MSCI, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from MSCI at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with MSCI to indemnification by MSCI against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for MSCI and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the class A common stock, which is listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

MSCI files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room 100 F Street, N.E. Room 1580 Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like MSCI who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows MSCI to “incorporate by reference” information into this document. This means that MSCI can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that MSCI makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed), until all the securities offered under this prospectus are sold.

MSCI Inc. Securities and Exchange Commission Filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended November 30, 2008
Quarterly Report on Form 10-Q	Quarterly period ended February 28, 2009
Current Report on Form 8-K	Filed on January 6, 2009
Proxy Statement on Schedule 14A (those portions incorporated by reference into MSCI’s Form 10-K only)	Filed on February 20, 2009

Documents incorporated by reference are available from the Securities and Exchange Commission as described above or from MSCI without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

MSCI Inc. 88 Pine Street New York, New York 10005 Attention: Investor Relations (212) 804-1583

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and MSCI’s financial statements and other documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify these statements by forward-looking words such as “may,” “might,” “should,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “potential,” “continue,” “believes” and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These forward-looking statements are not historical facts and represent only MSCI’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from the forward-looking statements and from management’s current expectations. Such risks and uncertainties include those set forth under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K. The forward-looking statements in our Annual Report speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or for any other reason. However, readers should carefully review the risk factors set forth in other reports or documents we file from time to time with the Securities and Exchange Commission (the “SEC”).

VALIDITY OF THE SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of MSCI Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph on the adoption of Statement of Financial Accounting Standards, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended February 28, 2009 and February 29, 2008 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Reports on Form 10-Q for the quarter ended February 28, 2009 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.